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Exhibit 10.2

STRATEGIC SUPPLIER AGREEMENT

THIS STRATEGIC SUPPLIER AGREEMENT (this “Agreement”), dated as of July 21, 2011 (the “Effective Date”), is made by and between

(1) Electronics Systems, an unincorporated subdivision of ITT Corporation, a corporation organized and existing under the laws of Indiana, having its principal place of business Clifton, NJ (hereinafter “ITT”), and

(2) Novocure Limited (formerly known as Standen Limited), a company organized under the laws of Jersey with its principal place of business at Le Masurier House, La Rue le Masurier, St. Helier, Jersey JE2 4YE (hereinafter “Novocure”). ITT and Novocure may each be referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS

WHEREAS, Novocure, with the assistance of its wholly owned subsidiaries, Novocure Ltd., a company organized under the laws of Israel and Novocure (USA) Inc., a company organized under the laws of the state of Delaware, has developed and is in the process of clinical testing of a product, for the treatment of cancer, currently known as the NovoTTF™ device, which incorporates a ceramic component, and;

WHEREAS, ITT has special experience and unique capabilities in the field of ceramic products, and;

WHEREAS, the parties are interested in entering into a long term supply agreement for the supply of the ceramic component used in the NovoTTF™ devices, on the terms and conditions described herein, and;

WHEREAS, this Agreement will enable ITT to make capital and product investments in return for specified minimum purchasing commitments from Novocure, and;

WHEREAS, this Agreement will enable Novocure to have assurances of a qualified and reliable source of supply for the ceramic components of the NovoTTF™ with production capabilities adequate to meet forecasted market needs.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1 - DEFINITIONS

Except as otherwise specified or as the context may otherwise require, the following terms, in alphabetical order, have the meanings indicated below for purposes of this Agreement, and the definitions of such terms are equally applicable both to the singular and the plural forms:

1.1 “Affiliate” means, with respect to a Party, a corporation or other business entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with such Party. For this purpose, “control” means beneficial ownership of more than fifty percent (50%) of the voting stock or more than fifty percent (50%) interest in the income of that corporation or other business entity.

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1.2 “Agreement” shall have the meaning assigned to such term in the introductory paragraph.

1.3 “CDA” shall have the meaning assigned to such term in Section 5.6.

1.4 “cGMP” means current good manufacturing practices as defined in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations and regulations promulgated thereunder by the FDA, as may be amended from time to time, or any successor thereto.

1.5 “Component” means the ceramic component used in the Product, as described in the Specifications, and supplied by ITT to Novocure under this Agreement.

1.6 “Confidential Information” means and includes, without limitation, any confidential, proprietary, non-public ideas and information relating to the business, technology, products or customers of a Party or its Affiliates that is disclosed by a Party (“Disclosing Party”) to the other Party (“Receiving Party”) under this Agreement. Confidential Information shall include, without limitation, know-how, pre-clinical data and results, clinical research results, toxicity and hazard data, methods and related information, manufacturing processes and techniques, formulae, flow sheets, technical plans, process schematics, operational details, historical production data, anecdotal process experience, patent applications, technical specifications, research and development plans, business plans, product and market descriptions, sales, cost and promotional expenditure data, plans and projections, as well as any other technical and business information of whatever nature. Confidential Information may be written, documentary, recorded, or otherwise fixed in a tangible medium, electronically communicated, or orally or visually communicated, furnished, provided, or disclosed by a Disclosing Party or acquired by a Receiving Party directly or indirectly from the Disclosing Party. All information disclosed in accordance with this Agreement shall be inherently treated as Confidential Information unless and in so far as the Disclosing Party states in writing that such information is not to be treated as Confidential Information.

1.7 “Damages” shall have the meaning assigned to such term in Section 11.1.

1.8 “Developments” shall have the meaning assigned to such term in Section 7.2.

1.9 “ITT” shall have the meaning assigned to such term in the introductory paragraph.

1.10 “Facility” shall have the meaning assigned to such term in Section 3.5(a).

1.11 “FDA” means the United States Food and Drug Administration or any successor agency thereto having regulatory jurisdiction over the manufacturing, distribution and sale of medical devices in the United States.

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1.12 “Force Majeure” shall have the meaning assigned to such term in Article 16.

1.13 “Indemnified Party” shall have the meaning assigned to such term in Section 11.3.

1.14 “Indemnifying Party” shall have the meaning assigned to such term in Section 11.3.

1.15 “Intellectual Property” shall have the meaning assigned to such term in Section 6.1.

1.16 “ITT Process IP” shall have the meaning assigned to such term in Section 6.1.

1.17 “Market” means the worldwide medical market for cancer treatment.

1.18 “Maximum Commitment” shall have the meaning assigned to such term in Section 3.6.

1.19 “Minimum Purchase Percentage” means the applicable percentage for purposes of Section 3.2, which shall be, except as otherwise provided in this Agreement (i) for the period from the Effective Date until the later of December 31, 2013 or such date as the Company shall have achieved the Minimum Unit Purchase Rate, XXXX%, and (ii) thereafter and until the end of the Term, XXXX%.

1.20 “Minimum Unit Purchase Rate” shall mean such time that the Company shall have made or committed to make purchases of units of Components at a rate of XXXX units of Components in a calendar year.

1.21 “NDA” shall have the meaning assigned to such term in Section 5.6.

1.22 “Nonconformance” shall have the meaning assigned to such term in Section 3.11(a).

1.23 “Novocure” shall have the meaning assigned to such term in the introductory paragraph.

1.24 “Novocure Field” shall mean the field related to the prevention, diagnosis and treatment of tumors (including without limitation benign, precancerous and cancerous tumors) and other precancerous or cancerous states or conditions.

1.25 “Party” or “Parties” shall have the meaning assigned to such term in the introductory paragraph.

1.26 “PPI” shall have the meaning assigned to such term in Section 3.4(b).

1.27 “Product” means the devices, and variations thereof, including improvements and evolutionary enhancements that are used in Novocure’s products in the Novocure Field.

1.28 “Purchase Price” shall have the meaning assigned to such term in Section 3.4(a).

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1.29 “Specifications” means the handling, production, packaging, storage and shipping procedures and specifications regarding the Component to be manufactured by ITT and attached to this Agreement as Exhibit A which may be amended from time to time by the written agreement of the Parties.

1.30 “Term” shall have the meaning assigned to such term in Section 9.1.

ARTICLE 2 - RELATIONSHIP OF THE PARTIES

2.1 Independent Contractors. This Agreement shall not constitute, create, give effect to, or otherwise imply a joint venture, partnership or formal business organization of any kind. Each party hereto is an independent contractor and nothing contained in this Agreement shall be construed to be inconsistent with this relationship or status. Neither party owes a fiduciary duty to the other. Nothing in this Agreement shall be construed in any way to constitute either party as the agent, employee, or representative of the other. As an independent contractor, each party has relied on its own expertise or the expertise of its legal, financial, technical, or other advisors in reaching this Agreement.

ARTICLE 3 - SUPPLY TERMS

3.1 Supplier Appointment. During the Term, ITT agrees to manufacture and sell the Components to Novocure, and Novocure agrees to purchase from ITT, and to cause its Affiliates and subcontractors to purchase from ITT, their requirements for Components for Products, in each case in accordance with the terms and conditions set forth in this Agreement. Each party will not be bound by, and specifically rejects, any term, condition, or other provision (including any prior or subsequent understanding, agreement, or trade custom) that is different from or in addition to the terms set forth in this Agreement, whether proffered by Novocure or ITT in any purchase order, acknowledgment or acceptance of a purchase order, receipt, confirmation, order release, correspondence, or otherwise, other than any term, condition or other provision that is part of an amendment to this Agreement approved in accordance with the terms of this Agreement.

3.2 Minimum Purchase Obligation.

(a) Novocure shall purchase the Component from ITT solely for integration into the Product (or any component or part thereof) and for sale in the Market.

(b) During each calendar year of the Term and so long as ITT is in compliance with its material obligations hereunder or unless otherwise provided hereunder, Novocure shall purchase an amount of Components from ITT under this Agreement that is not less than the Minimum Purchase Percentage of total ceramic components for use as part of the Product and that is based on the Specifications (including the Components) that Novocure purchases from suppliers, including ITT.

(c) During the Term, neither ITT nor any of its affiliates or subsidiaries shall sell ceramic products to any other person, entity or company for use in products used or sold for use in the Novocure Field if such products, whether alone or in combination with or as a component part of such other products, are competitive with the Products or otherwise are capable of or intended for use as alternatives to the Products.

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3.3 Forecasts; Orders.

(a) On or before September 30, 2011, Novocure shall provide ITT with a non-binding forecast of its requirements of the Components for the twenty-four (24)-month period beginning on September 30, 2011 in addition to a firm purchase order for the nearest three (3) months of that twenty-four (24)-month period. Commencing January 1, 2012, and every three (3) months thereafter, Novocure shall provide ITT with updated rolling twenty-four (24)-month non-binding forecasts of its requirements of the Components in addition to a firm purchase order for the nearest three (3) months of that twenty-four (24)-month period.

(b) Purchase orders for Components shall be delivered by Novocure to ITT, as required in Section 3.3(a), at least four (4) months prior to the requested delivery date of the Components on such purchase order; provided, however, that upon the first occurrence of Novocure’s forecast for any consecutive twelve (12)-month period exceeding XXXX units, then Novocure shall provide ITT with orders at least six (6) months prior to the requested delivery date of the Components on such purchase order at all times thereafter. Each purchase order shall be for a minimum of XXXX units of Components, and shall be in increments of ITT’s standard production runs, as ITT shall advise Novocure from time to time. Each purchase order shall include the Component code, unit quantity, requested delivery date, Purchase Price (pursuant to this Agreement) shipping instructions (including the carrier to be used) and address for delivery. Once placed, all purchase orders shall be non-cancellable and Novocure cannot request a delay in the requested delivery date without the prior consent of ITT.

(c) For purposes of obtaining the most-advantageous volume-based Purchase Price for each purchase order pursuant to Section 3.4, one single purchase order may be placed for each three (3)-month period, with multiple delivery dates requested during the course of such three (3)-month period. Further, with the consent of ITT, which shall not be unreasonably withheld, Novocure may place one single purchase order for a twelve (12)-month period (comprised of the first three (3)-month period in the then current forecast and the subsequent nine (9)-month period, provided that the number of units being ordered for the subsequent nine (9)-month period is consistent with the forecast for such period in the immediately preceding forecast.

(d) For example, if the initial forecast as provided in Section 3.3(b)(i) forecasted a requirement of XXXX units for the six (6)-month period from July 1, 2012 through December 31, 2012, XXXX units for the six (6)-month period from January 1, 2013 through June 30, 2013, and XXXX units for the six (6)-month period from July 1, 2013 through December 31, 2013, then Novocure could place a single purchase order accompanying the next forecast, as provided in Section 3.3(b)(ii), for XXXX units, with delivery dates requested so that an aggregate of XXXX units were requested to be delivered during the six (6)-month period from January 1, 2013 through June 30, 2013, and an aggregate of XXXX units were requested to be delivered for the six (6)-month period from July 1, 2013 through December 30, 2013.

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(e) In the event that Novocure issues a firm purchase order for a quantity of Components that exceeds XXXX percent (XXXX%) of the quantity as forecasted by Novocure, for the same period in the immediately preceding forecast, ITT shall use commercially reasonable efforts to supply such excess.

(f) ITT shall promptly confirm or reject each purchase order within at least ten (10) business days of receipt, which confirmation, if given, shall confirm the quantity and Purchase Price of all Components ordered and the anticipated ship date of the Components ordered. The only grounds upon which ITT may reject any purchase order shall be that such purchase order sets forth a production and delivery schedule that is inconsistent with this Section 3.3, or because Novocure is in breach of any of its obligations under this Agreement.

3.4 Purchase Price.

(a) The purchase prices for Components are set forth in Exhibit B attached to this Agreement (as adjusted pursuant to this Section 3.4, the “Purchase Price”). The Purchase Price is in U.S. Dollars. The applicable Purchase Price that will apply to a particular purchase order will be based on the quantity of units of Components ordered on such purchase order. For example, in the scenario set forth in Section 3.3(e), the Purchase Price (unadjusted as provided in this Section 3.4) for the XXXX units would be $XXXX per unit.

(b) Commencing in 2012, the Purchase Price shall be adjusted on an semiannual basis (to be effective on July 1 and January 1 of each year based on the preceding six month period) by 100% of the unadjusted percentage change in the final annual average index value of the Producer Price Index for Series ID WPUSOP3000 (Unadjusted Finished Goods) (the “PPI”) between the month immediately preceding such price adjustment and the prior six month period. For example, effective on July 1, 2012, the prices set forth on Exhibit B shall be adjusted based on the PPI between January 1, 2012 and June 30, 2012. The parties shall obtain the PPI values for the relevant periods at http://www.bls.gov/ppi/ or such successor as the parties may agree. As soon as the relevant index information is available, ITT shall calculate the adjustment to the Purchase Prices and provide NovoCure with an updated list of prices to replace Exhibit B, which shall be effective retroactive to the first of the relevant semi-annual period (July 1, 2012, in the foregoing example).

(c) ITT shall be entitled, subject to the requirements and procedures described in this Section 3.4(c), to increase the Purchase Price of the Components to the extent of the amount of any increased costs of manufacturing Components resulting solely from changes made to the Specifications for the Components at the request of Novocure or required by a relevant government authority after consultation with ITT by providing Novocure with an estimate of such increase at least three (3) months before such price increase shall become effective and by providing Novocure with a reasonably detailed accounting and explanation of such increased costs of manufacturing Components.

3.5 Delivery; Risk of Loss; Invoicing.

(a) The Components shall be stored, packed and shipped in accordance with the Specifications for the storage, packaging and labeling of the Components. The packing slip

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for the Components shall also contain: item number, quantity of Components, shipment date and ship to address as specified by Novocure. Components shall be delivered Ex-Works (Incoterms 2000) ITT’s facility in Salt Lake City, Utah and such other facility within the United States as ITT shall advise from time to time (collectively, the “Facility”), using Novocure’s specified carriers, to Novocure or Novocure’s designee at the location specified in the purchase order, or as otherwise instructed by Novocure. Title to Components shipped by ITT for a given purchase order and risk of loss or damage shall pass to Novocure upon delivery to the common carrier.

(b) The Parties acknowledge and agree that the quantity of Components shipped may vary within plus or minus XXXX (XXXX%) of the confirmed purchase order. In the event the quantity of the Components shipped is greater or less than the quantity reflected in ITT’s invoice for such shipment, then within fifteen (15) days after Novocure’s receipt of such shipment, Novocure or its designee shall notify ITT concerning such overage or shortage.

(c) ITT shall invoice Novocure upon each shipment of Components for the Purchase Price for the Components delivered in accordance with this Section 3.5. Each such invoice shall include the invoice number, unit price, and total price of the Components contained in the shipment in question, as well as the information contained on the packing slip with each shipment as set forth in Section 3.5(a). Payments shall be made by Novocure in U.S. Dollars net XXXX (XXXX) days from the date of the invoice. All invoices shall be forwarded to the attention of the following:

c/o Novocure (USA) Inc.

170 West Road Unit #9

Portsmouth, New Hampshire 03801

(d) Novocure shall pay (i) any applicable sales, use, gross receipts, or value-added tax that is imposed as a result of, or measured by, the sales of the Components, and (ii) the amount of any and all other governmental taxes, duties and/or charges of every kind, excluding any income tax imposed upon ITT, that is hereafter imposed or increased, and which ITT is required to pay with respect to the production, sale or transportation of Components within the United States and with respect to any material used in the manufacture thereof. The provisions of this Section 3.5(d) shall survive the expiration or any termination of this Agreement with respect to any Components sold during the Term.

3.6 Maximum Commitment. The Parties agree and acknowledge that ITT has certain limitations on the volume of Components that it can manufacture in any given time frame at the Facility. Therefore, ITT’s obligation to supply such Components shall be limited to the maximum quantities specified in Exhibit C attached to this Agreement for each applicable calendar quarter during the Term (the “Maximum Commitment”). ITT shall have the right, but not the obligation, to accept purchase orders in excess of such applicable Maximum Commitment. Once accepted, such purchase orders shall be binding upon ITT. If ITT is unable to accept a purchase order in excess of such applicable Maximum Commitment, then the then applicable Minimum Purchase Percentage shall be capped at the lesser of the Maximum Commitment or XXXX%.

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3.7 Raw Materials; Process. ITT agrees to provide, at its own cost and expense, all facilities, equipment, machinery, raw materials and labor necessary to manufacture the Components. If ITT desires to utilize a Third Party to perform any portion of the manufacturing process, then ITT shall notify Novocure, and ITT shall, at its own cost and expense, complete a vendor audit and certification of the facilities of such Third Party in a manner reasonably satisfactory to Novocure and to ensure compliance with all applicable requirements of this Agreement.

3.8 Inventory. As a safeguard against any potential short-term interruption of supply, commencing not later than six months after the Effective Date and thereafter during the Term, (i) ITT shall maintain, based upon the rolling forecasts, at its sole expense and at no additional cost to Novocure, a reasonable rotating safety stock of Components, in an amount of no less than three (3) months average projected orders.

3.9 Shortage of Supply. ITT shall notify Novocure immediately upon becoming aware of an event of Force Majeure or any other event that would render ITT unable to supply the quantity of Components to Novocure that ITT is required to supply under this Agreement. In such event, and with full reservation of each Parties rights and obligations under this Agreement, the Parties shall discuss how to remedy such shortage.

3.10 Cessation or Planned Cessation of Supply of Component Production. In the event that for any reason ITT ceases or plans to cease the manufacture and supply of the Components during the Term of this Agreement, ITT shall, without limitation to its obligations under this Agreement to supply Components to Novocure or any remedy that Novocure may have therefore, notify Novocure in writing at least twenty four (24) months in advance of any such intended cessation and supply the forecasted Components for the then current forecast period and shall fulfill an additional final purchase order for up to two (2) times the then forecasted number of Components required by Novocure during such twenty four (24) month period, provided that such quantities do not exceed the Maximum Commitment and subject to the availability of raw material supplies. Upon any such notification of any plan to cease manufacture and supply of the Components, then the Minimum Purchase Percentage shall thereupon be reduced as follows: (i) 180 days following such notice, to XXXX%, (ii) 365 days following such notice, to XXXX%, and (iii) 500 days following such notice, to XXXX%. Upon any such cessation of supply of Components hereunder or the adoption of any plan to cease supplying Components hereunder, for whatever reason, then ITT or its Affiliates, as the case may be, shall provide Novocure (and does hereby provide Novocure effective upon any such cessation or planned cessation) a royalty free, fully paid up, perpetual, worldwide, non-exclusive license to and access to all technical and supply details and information, including all ITT Process IP, to make or have made Components, and to provide, at Novocure’s cost, such reasonable assistance and cooperation to enable Novocure to transfer manufacturing of the Components to a third party manufacturer in a timely manner.

3.11 Inspection.

(a) Novocure or its designee will inspect all Components promptly upon receipt thereof. Claims on account of quantity of Components shall be made by Novocure in writing to ITT within the time period specified in Section 3.11(b). Thereafter, ITT shall be

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obligated only with respect to claims based upon the failure of Components, at the time of its receipt at the Novocure’s plant or that of its designee, to meet the Specifications, including any defect in materials or workmanship (each, a “Nonconformance”).

(b) Claims for Nonconformance shall be made by Novocure in writing within sixty (60) days following shipment to Novocure. In accordance with ITT’s request, any Components subject to a Nonconformance shall either be returned to ITT or destroyed at ITT’s expense. If no claim is made by Novocure within the sixty (60) day period of time, the Components shall be deemed accepted by Novocure.

(c) In the event the parties disagree as to whether any Component is subject to a Nonconformance, the rejected Components shall be submitted to a mutually acceptable Third Party testing laboratory to determine same. The parties agree that such testing laboratory’s determination shall be final and determinative, absent manifest error. The Party against whom the testing laboratory rules shall bear the reasonable costs of the testing laboratory or, if the laboratory cannot place the fault noticed and complained about, then the Parties shall share equally the expenses of the testing laboratory.

(d) If ITT agrees that such Component is defective, or if the testing laboratory rules that the Component does not meet the Specifications and the Component was not previously replaced, ITT shall, at its option, credit Novocure’s account in an amount equal to the Purchase Price of the rejected Component, or refund that sum to Novocure. If the testing laboratory rules that the Component meets the Specifications, Novocure shall purchase the Component at the agreed-upon price, irrespective of whether ITT has already replaced same.

3.12 Liability for Products. All Components are sold only on the basis that it is the sole responsibility and duty of Novocure to evaluate, test, sterilize (to the extent necessary) and validate Components, through stability studies and otherwise, to assure that the Components are fit for the uses and purposes for which Novocure intends to use them, and are compatible and appropriate for use in the Product. The foregoing shall not limit any obligations of ITT under Section 11.2.

ARTICLE 4 - PUBLICITY AND NEWS RELEASES

4.1 No news release, public announcement, advertisement or publicity concerning this Agreement, any resulting contracts, or any subcontracts to be carried out hereunder, shall be released by either Party without the prior written approval of the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release to afford the other Party a reasonable opportunity to review and comment upon the proposed text. The filing of a copy of this Agreement with any government or quasi-governmental authority (including a notified body) to the extent required by applicable law, or the provision of a copy of this Agreement to any government or quasi-governmental authority (including a notified body) to the extent required by applicable law, shall not be deemed to constitute a public announcement or publicity concerning this Agreement.

4.2 Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

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ARTICLE 5 - PROPRIETARY INFORMATION

5.1 Confidentiality Obligations. Each Receiving Party agrees that it shall protect the Confidential Information of the Disclosing Party using the same standard of care that the Receiving Party applies to protect its own Confidential Information of like character (but which in any event shall be not less than a reasonable standard of care), and shall not use the Disclosing Party’s Confidential Information itself for any purpose other than as set forth in this Agreement, without the express written consent of the Disclosing Party. A Receiving Party shall not disclose any of the Disclosing Party’s Confidential Information to any Third Party except as necessary for the performance of its obligations under this Agreement: (a) to Affiliates, employees, consultants, contractors and (in the case of Novocure only) marketing collaborators, each of whom are subject to appropriate confidentiality provisions substantially equivalent to those in this Agreement; or (b) to the extent such disclosure is reasonably necessary: (i) in complying with applicable regulations of governmental authorities; or (ii) in the case of Novocure only, to obtain regulatory approvals.

5.2 Exclusions. Each Party’s obligations of confidentiality with respect to Confidential Information shall not apply to any portion of such information which:

(a) was known by a Receiving Party or its Affiliates at or prior to the time of disclosure by a Disclosing Party, except to the extent unlawfully appropriated by a Receiving Party, such prior knowledge being evidenced by contemporaneous written evidence of same; or

(b) is or becomes generally known in the trade or business pertaining to such information or otherwise is or becomes part of the public domain at or after the time of disclosure by a Disclosing Party, through no wrongful act of a Receiving Party; or

(c) is rightfully received by a Receiving Party or its Affiliates from a Third Party lawfully entitled to possession of such Confidential Information without restriction as to confidentiality or use; or

(d) is independently developed by a Receiving Party or its Affiliates independent of any Confidential Information of the Disclosing Party, such independent development being performed solely by Persons not having access whatsoever to the Disclosing Party’s Confidential Information, as evidenced by contemporaneous written evidence of same.

5.3 Exceptions. It shall not be a breach of this Agreement or a Receiving Party’s obligations hereunder if a Receiving Party is required under applicable laws or regulations or an order by a governmental authority of competent jurisdiction to disclose Confidential Information of a Disclosing Party; provided that in such event, the Receiving Party shall provide the Disclosing Party with reasonable advance notice of such required disclosure (which shall include a copy of any applicable subpoena or order) and shall enable the Disclosing Party to resist any such required disclosure, to obtain suitable protection regarding such required disclosure, or

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otherwise take steps to protect the confidentiality of its Confidential Information. In the event of any such required disclosure, the Receiving Party shall disclose only that portion of the Confidential Information of the Disclosing Party that the Receiving Party is legally required to disclose. The Receiving Party shall not disclose the Disclosing Party’s Confidential Information without first providing such written notice to the Disclosing Party and taking the steps outlined in the preceding sentences, and any such disclosure without first providing such written notice to the Disclosing Party and without taking those steps shall be a breach of this Agreement.

5.4 Ownership. All Confidential Information of a Disclosing Party received or otherwise acquired by a Receiving Party from a Disclosing Party pursuant to this Agreement shall be and remain the Disclosing Party’s property, and all such Confidential Information, including all copies thereof, shall be promptly returned to the Disclosing Party upon written request of the Disclosing Party. However, a Receiving Party: (a) shall be entitled to retain one archival copy thereof solely for purposes of determining its continuing obligations under this Agreement, and (b) shall not be required to destroy any computer back-up files that are part of its internal computer systems management.

5.5 Survival. The confidentiality provisions of this Agreement, and the confidentiality obligations of a Receiving Party with regard to the Disclosing Party’s Confidential Information, shall survive for a period of seven (7) years following the termination or expiration of this Agreement.

5.6 Supersedes Prior CDA. This Agreement supersedes the Mutual Confidentiality Agreement executed by ITT and Novocure and dated as of May 2, 2005, including any and all amendments thereto (the “CDA”), and the Non-Disclosure Agreement dated as of February 11, 2010, including any and all amendments thereto (the “NDA”). Novocure and ITT acknowledge and agree that all information exchanged between the Parties under the CDA and NDA shall be deemed Confidential Information hereunder and subject to the terms of this Section 5. The CDA and NDA are hereby terminated and shall be of no further force or effect.

ARTICLE 6 - INTELLECTUAL PROPERTY

6.1 Intellectual Property Ownership. For purposes of this Agreement, the term Intellectual property shall mean patented and unpatented inventions, mask works, copyrighted works, trade secrets, know-how and proprietary information of either Party (hereinafter “Intellectual Property”). It is mutually understood and agreed that neither Party shall acquire, directly or by implication, any rights in any Intellectual Property of the other Party owned, controlled, lawfully acquired, developed, authored, conceived or reduced to practice prior to the date of this Agreement, including but not limited to, inventions described and claimed in applications for U.S. Letters Patent filed prior to the date of this Agreement, except as expressly provided herein or in any resulting subcontract between the Parties. For further clarity, and subject to the limited rights expressly granted to Novocure in Section 3.10, ITT shall retain, among other things, all Intellectual Property belonging to ITT or its Affiliates and relating to manufacturing process technologies, including any manufacturing processes that may be used by for the manufacture of the Components (the “ITT Process IP”)

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6.2 Limited Right to Use. Each Party hereto, insofar as it is free to do so without obligation to others, hereby authorizes the other Party to use its Intellectual Property solely as necessary for the performance of each Party’s respective obligation under this Agreement.

6.3 Incorporation of Intellectual Property. Without the prior written consent of Novocure, ITT shall not utilize or otherwise incorporate any Intellectual Property rights belonging to any third party in the Component, including without limitation in the manufacturing of the Component, other than ITT Process IP, all of which ITT shall own or otherwise have the right to use exclusively. ITT shall further advise Novocure to the extent that any ITT Process IP includes patents or patent applications belonging to ITT.

ARTICLE 7 - INVENTIONS AND PATENTS

7.1 No Implied License. Except as otherwise provided in this Agreement, this Agreement does not offer or grant to the other party any rights in, or license under, any present or future drawings, data plans, ideas or methods disclosed pursuant to the Agreement.

7.2 Developments. In the event that either party conceives, develops or reduces to practice any modification, improvement, alteration, technology, idea, concept, invention, discovery or design as a result of the receipt and use of any Intellectual Property of the other party (“Developments”), such Developments shall constitute property of the party upon whose Intellectual Property such Developments were based. Should a party elect to file a patent application for any such Development or otherwise to seek to protect such Developments, the other party agrees to execute any documents necessary and appropriate to enable such filing or other protection, including, but not limited to, declarations, powers of attorney and assignments. Without limiting the foregoing, any Development that constitutes a modification or improvement of any ITT Process IP shall belong exclusively to ITT and any Development that constitutes a modification or improvement of the Product or the Components shall belong exclusively to Novocure, except as otherwise agreed between the parties or as provided in this Agreement.

7.3 Joint Inventions. Except as otherwise provided in Section 7.2 above, any inventions jointly made by the employees of each Party in the course of this Agreement shall be jointly owned by the Parties, without accountings between them. Novocure shall have the primary right to file such patent applications, including domestic and foreign, as it may deem appropriate in the name of both Parties. In the event Novocure elects not to file any such patent applications, ITT shall have the right to do so.

ARTICLE 8 - EXPORT CONTROL.

8.1 Each Party represents that it will comply with all applicable export and import laws and regulations during performance of this Agreement, including but not limited to, the U.S. Arms Export Control Act, as amended (22 U.S.C.§§ 2751-2799), the International Traffic in Arms Regulations, as amended (22 C.F.R. Part 120 et seq.), the Export Administration Act, as amended, (50 U.S.C. §§ 2401-2420), and the U.S. Export Administration Regulations, as amended 915 C.F.R. § 730 et seq.).

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ARTICLE 9 - TERM; TERMINATION

9.1 Term. The term of this Agreement shall commence on the Effective Date and shall terminate on the date which is six (6) years thereafter; provided, however, that this Agreement shall be automatically renewed for up to three additional two (2) year periods unless either (1) Novocure provides ITT with written notice of its desire not to renew the Agreement at least one (1) year prior to the expiration of the then current term (the initial term, together with any renewal period, the “Term”), or (2) in the event that the annual unit volume of Components purchased from ITT under this Agreement for the year immediately preceding the date of the notice provided for below is less than XXXX, ITT provides Novocure with written notice of its desire not to renew the Agreement one (1) year prior to the expiration of the then current Term.

9.2 Termination. This Agreement may be terminated as follows:

(a) By either Party immediately upon written notice by one Party to the other, if the other Party makes an assignment for the benefit of creditors, has a receiver appointed for it or any of its assets, files or has filed against it a bankruptcy or similar petition under any state or national insolvency laws providing for the relief of debtors, and petition is not dismissed within sixty (60) days of its filing, or passes a resolution for winding up its business, otherwise commences the winding up of it business, or a court of competent jurisdiction makes an order to that effect (otherwise than for the purpose of amalgamation or reconstruction);

(b) By either Party if the other Party fails to perform or otherwise breaches any of its material obligations under this Agreement, by giving notice of its intent to terminate and stating the grounds therefor. The Party receiving such notice shall have ninety (90) days from the receipt thereof to cure the failure or breach, at which time this Agreement shall terminate if such failure or breach has not been cured. If, within such ninety (90) day period after receipt of such notice, the defaulting Party shall remedy the condition forming the basis for the termination, such notice shall cease to be operational and the Agreement shall continue in full force and effect.

(c) In addition to such other remedies as Novocure may have under this Agreement, Novocure shall have the right to terminate this Agreement upon thirty (30) days written notice to ITT if ITT is required to cease manufacturing the Components for more than sixty (60) days due to FDA imposed quality restrictions or other restraints resulting from deficiencies at ITT manufacturing facilities.

(d) By mutual consent of both Parties in writing to terminate this Agreement.

9.3 Consequences of Termination. Upon expiration or termination of this Agreement, whichever is sooner:

(a) except in the event of a breach by Novocure, ITT shall produce in accordance with the terms of this Agreement all quantities of the Components previously ordered by Novocure pursuant to Article 3 prior to the expiration date or the date any such termination notice is given. ITT shall deliver to Novocure (or its designee), as promptly as possible, at Novocure’ cost and expense, such quantities of the Components.

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(b) ITT shall ship all inventory of Components being held pursuant to Section 3.8 to Novocure.

(c) ITT shall invoice Novocure for, and Novocure shall pay the invoice for, the applicable Purchase Price payable with respect to all Components delivered pursuant to this Section 9.3, in accordance with the terms of this Agreement, provided that such Components conform with the Specifications.

(d) Novocure shall, in addition to any other obligations it may have to ITT, pay ITT: (a) at the then-effective Purchase Price for the Components produced to the date of expiration or termination, and (b) for the quantities of the Components indicated in it’s last Purchase Order placed by Novocure prior to the date of expiration or termination, and (c) three months inventory as specified in Section 3.8 (Inventory).

(e) ITT shall transfer, assign and make available to Novocure or Novocure’s representative all Components and raw materials in ITT’s possession or control purchased for production of Components that are not readily useable by ITT for another customer that have been paid for by Novocure in accordance with the terms of this Agreement.

9.4 Reduction of Minimum Purchase Percentage. Without limitation of any other provisions in this Agreement, if ITT shall have materially breached its obligations under this Agreement, and such breach shall remain uncured and unremedied for a period of ninety (90) days, then Novocure shall have the right, in addition to such other rights Novocure may have hereunder, to reduce the Minimum Purchase Percentage to XXXX% until such time as such material breach has been fully cured and remedied.

9.5 Accrued Rights; Surviving Obligations. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly or by implication intended to survive termination, relinquishment or expiration of this Agreement and shall not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination, relinquishment or expiration.

9.6 Survival. The rights and obligations specified in Article 1 (Definitions), Section 3.10 (Cessation or Planned Cessation of Supply of Component Production), Article 4 (Publicity and News Releases), Article 5 (Proprietary Information), Article 6 (Intellectual Property), Article 7 (Inventions and Patents), Article 8 (Export Control), Article 9 (Term; Termination), Article 11 (Indemnity), Article 14 (Governing Law and Language), Article 15 (Injunctive Relief), Article 17 (Non-Solicitation of Employees), and Article 22 (Limitation of Liability) shall survive expiration or termination of this Agreement.

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ARTICLE 10 - REPRESENTATIONS, WARRANTIES AND COVENANTS.

10.1 Representations And Warranties Of Novocure. Novocure represents and warrants to ITT that:

(a) Novocure or its designee, successors or assigns shall be the manufacturer of the Product.

(b) To the knowledge of Novocure, the sale and use of the Product within the Market will not infringe any third party Intellectual Property.

(c) Novocure has determined that the Components, when manufactured by ITT in accordance with the Specifications and the other requirements of this Agreement, are suitable for the applications in which it uses the Components in the Product.

10.2 Covenants of Novocure. Novocure covenants and agrees as follows:

(a) Novocure will be responsible for and will perform or has performed all tests necessary to provide reasonable assurance of the suitability of the Components for the applications in which Novocure uses the Components in the Products.

(b) Novocure will provide its customers with all warnings required by applicable law.

(c) Novocure will maintain lot traceability records in compliance with cGMP, ISO 9001 and ISO 13485 standards.

(d) Novocure will not resell the Components as stand alone items, except to the extent the Components are incorporated in another component of the Product, which may be sold or supplied separately from other components of the Product and resold by Novocure.

10.3 Representations and Warranties of ITT. ITT represents and warrants to Novocure that the Components sold to Novocure hereunder will:

(a) be manufactured in accordance with cGMP;

(b) comply, at the time of shipment, with the requirements of the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder;

(c) be free from defects in design, materials and workmanship for a period of XXXX (XXXX) days after shipment to Novocure;

(d) be free of all liens, claims and encumbrances of any other person of any nature whatsoever; and

(e) will not infringe any Intellectual Property of any person, including without limitation those belonging to ITT or its Affiliates.

10.4 Covenants of ITT. ITT covenants and agrees that:

(a) As may be agreed by ITT and Novocure in writing with respect to individual Components, it will cooperate with Novocure by providing information reasonably requested by Novocure regarding the Components for the purpose of Novocure obtaining

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governmental approvals for Novocure’s Product as well as such other information as mav be reasonable requested by Novocure in writing relating to health, safety and performance aspects of the Components. All such information disclosed to Novocure by ITT shall be deemed Confidential Information of ITT.

(b) ITT will not make any change to the Specifications or composition of any raw material used in the manufacture of such Component without the prior written consent of Novocure. Any material change to the method of processing of Components or the processing or testing of Components shall not be fully implemented unless and until Novocure shall have been notified of such change and shall have had an opportunity to review, approve and test the initial output of Components following such change, such approval not to be unreasonably withheld, conditioned or delayed, ITT will not make any change in the location of its manufacturing facilities for Components without notifying Novocure at least sixty (60) days prior to implementing the change; provided that no such change shall become effective (and existing manufacturing capacity for Components shall be maintained) until Novocure shall have the opportunity to inspect such new manufacturing line and facility and reasonably determine that the Components produced at such new facility or line will comply with the Specifications.

(c) ITT shall provide Novocure, or any foreign or domestic governmental authority the right to send designated representatives to ITT’s Facility to audit and inspect the Facility in which the Component is manufactured, and ITT will allow such representatives of Novocure or any foreign or domestic governmental authority reasonable access to such Facilities to conduct compliance inspections or other inspections, audits and investigations to ensure that ITT’s handling, production, testing, storage and shipping of the Components comply with all applicable laws, and the Specifications; provided that (i) with respect to audits/inspections by Novocure: (A) Novocure shall advise ITT in writing at least thirty (30) days in advance (or such shorter notice to the extent required by applicable regulatory or notified body authorities) of the names of the representatives and the meeting agenda and shall provide such representatives with proper identification; (B) no Third Party representatives engaged by Novocure to perform such an audit/inspection shall be permitted access to ITT’s facilities unless and until an appropriate confidentiality agreement in form and substance reasonably acceptable to ITT shall have been executed by such Third Party representative of Novocure and delivered to ITT; and (C) said audit and/or inspection of ITT shall be during normal working hours, of reasonable duration, not interfere with ITT’s operations, and be at the sole expense of Novocure; and (ii) ITT shall notify Novocure immediately (A) upon receipt of any notice of inspection by any governmental authority related to any aspect of the manufacture of the Components and shall provide Novocure with a copy of the results of any such inspection or observation (whether oral or written) promptly after ITT’s receipt thereof; and (iii) if any warning, citation, indictment, claim, lawsuit or proceeding issued or instituted by any governmental authority against ITT, or any of its Affiliates, or of any revocation of any license or permit issued to ITT, or any of its Affiliates, to the extent that such occurrences relate directly to ITT’s performance of its obligations under this Agreement including, without limitation, manufacture of the Components for Novocure.

ARTICLE 11 - INDEMNITY

11.1 Novocure Indemnity. Novocure agrees to indemnify, defend and hold harmless ITT and its Affiliates (including without limitation is directors, officers, employees, agent,

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representatives and shareholders) from and against any and all claims by any third party for personal injury or property damage, including any claims, actions, suits, proceedings, liabilities, obligations, losses, damages (including any fines, penalties or punitive damages), settlement, interests, costs and expenses (including attorneys’ fees, court costs and other reasonable out-of-pocket expenses incurred in investigating, preparing or defending any of the foregoing or in enforcing rights hereunder) (together, “Damages”) resulting by reason of or in connection with or arising out of or relating to:

(a) any sale, transfer, or use by any person of any Product sold or otherwise made available by or on behalf of Novocure or any related persons or entities (including without limitation any current or former direct or indirect parent or subsidiary or any Affiliate or associate thereof); except to the extent arising or resulting from (1) failure of the Component to meet Specifications at the time of delivery to Novocure; (2) infringement of third party intellectual rights due to use of the Components; (3) the breach by ITT of any representation, warranty or covenant made by ITT under this Agreement, or (4) the gross negligence or willful misconduct in the performance of ITT’s obligations under this Agreement;

(b) the breach of any of Novocure’s representations, warranties or covenants hereunder; and

(c) the gross negligence or willful misconduct of Novocure in the performance of its obligations under this Agreement.

11.2 ITT Indemnity. ITT agrees to indemnify, defend and hold harmless Novocure and its Affiliates (including without limitation is directors, officers, employees, agent, representatives and shareholders) from and against any and all claims by any third party for Damages resulting by reason of or in connection with or arising out of or relating to:

(a) the breach of any of ITT’s representations, warranties or covenants hereunder;

(b) the gross negligence or willful misconduct of ITT in the performance of its obligations under this Agreement; and

(c) the failure of the Components to meet Specifications at the time of delivery to Novocure.

11.3 Indemnification Procedure. Any Party seeking indemnification hereunder (the “Indemnified Party”) must promptly notify the other Party (the “Indemnifying Party”) of any claim for which the Indemnified Party seeks indemnification, provided that any such failure shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnified Party is actually prejudiced by such failure to notify. In the event that the Indemnifying Party shall be called upon to provide the indemnification set forth herein, the Indemnifying Party shall control the defense, litigation and/or settlement of such claim (except to the extent that any settlement involves some commitments, responsibilities and/or obligations on the part of the Indemnified Party, in which case such settlement shall require the prior written consent of the Indemnified Party), action or proceeding with attorneys of its choosing, and the Indemnified Party shall cooperate as may reasonably be required by the Indemnifying Party (but

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at the Indemnifying Party’s expense in such defense, litigation and/or settlement). The Indemnified Party reserves the right to participate at its own cost in any proceedings with counsel of its own choosing. The Indemnified Party, the Indemnifying Party and their respective counsel will cooperate fully and make available all books, records, information and witnesses under their control and reasonably necessary or useful in connection with the defense of any such claim. The Indemnifying Party shall not, in the defense of any such claim or proceeding, except with the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which would be to the financial or other detriment of the Indemnified Party.

11.4 Insurance. During the Term, and for a period of at least six (6) years after the termination of this Agreement, each of the Parties shall obtain and maintain, at its own expense, a policy of comprehensive general liability insurance from an insurer chosen by such Party, with Component liability endorsement, in the minimum amount of five million dollars ($5,000,000) per occurrence in the annual aggregate. Said policy shall provide worldwide coverage on an occurrence (non-claims made) basis and shall name the other party as an additional insured with respect to the Components. The parties shall furnish the other party, upon written request, with certificates of insurance evidencing such coverage.

ARTICLE 12 - ASSIGNMENT

A Party may not assign or transfer its rights or obligations in this Agreement (by operation of law or otherwise), in whole or in part, to any person or entity without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, that either Party shall assign such rights or obligations to (a) a successor or surviving corporation resulting from a merger, consolidation, spin-off, sale of assets or stock or other corporate reorganization, or (b) its parent, its parent’s subsidiaries or other Affiliates, upon condition that the assignee will assume all of the Party’s obligations hereunder and that such assignment shall not relieve the assigning party of any liability for the performance of its obligations hereunder.

Notwithstanding any other provision in this Agreement, the parties acknowledge that on or about January 12, 2011, the ultimate parent of Electronic Systems, ITT Corporation, announced the intention to separate ITT into three distinct companies, and the parties hereto agree that ITT, or such subsidiary of ITT that is a party to this Agreement, is hereby permitted to assign the Agreement to either (i) the spin off company engaged in the business to which this Agreement relates or (ii) to a subsidiary thereof engaged in such business, in connection with the consummation of the announced spin off transactions.

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ARTICLE 13 - NOTICES

Any notice, demand, request or statement required or permitted by this Agreement shall be in writing and shall be deemed given when delivered personally, sent by facsimile (which is confirmed), sent by overnight express courier, or mailed by certified or registered United States mail to the Parties at the following addresses (or at such other address for a party as shall be specified by such Party by like notice):

Novocure:

Novocure Limited

Le Masurier House

La Rue Le Masurier

St. Helier, Jersey JE2 4YE

Attention: Asaf Danzinger

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attention: Paul I. Rachlin, Esq.

ITT: ITT Electro-Ceramic Products 2645 South 300 West Salt Lake City, Utah 84115 Attention: Contracts Manager

ARTICLE 14 - GOVERNING LAW AND LANGUAGE

In the case of a dispute arising out of this agreement, the parties agree that this agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to principal or conflict of law provisions. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, the Parties unconditionally accept the non-exclusive jurisdiction and venue of the courts of the State of New York located in the Manhattan, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS LICENSE AGREEMENT.

ARTICLE 15 - INJUNCTIVE RELIEF

Each Party acknowledges and expressly agrees that the remedy at law for any breach by it of the terms of this Agreement shall be inadequate and that the full amount of damages which would result from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in the event of a breach or threatened breach by any Party of this Agreement, the other Party shall be entitled to seek immediate injunctive relief prohibiting any such breach or failure to perform in accordance with the terms of this Agreement. The remedies set forth in this ARTICLE 15 shall be in addition to any other remedies available for any such breach or threatened breach, including the recovery of damages from the breaching Party.

ARTICLE 16 - FORCE MAJEURE

Any delay in the performance of any of the duties or obligations of either Party caused by an event described below and outside the affected Party’s reasonable control (“Force Majeure”)

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shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay. Force Majeure shall include, without limitations, acts of God, acts of the public enemy, war, terrorism, insurrections, riots, injunctions, embargoes, fires, explosions, floods, epidemics, quarantine restrictions, strikes, freight embargoes, inability to obtain raw materials, delays or defaults of ITT’s suppliers due to such causes, or other unforeseeable causes beyond the reasonable control, and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause, and shall take whatever reasonable steps are appropriate in that Party’s discretion to relieve the effect of such cause as rapidly as possible.

ARTICLE 17 - NON-SOLICITATION OF EMPLOYEES

The Parties agree that, during the term of this Agreement and for a one (1) year period thereafter, neither Party shall knowingly or actively seek to hire any employee of the other Party. This restriction shall not prohibit either Party from hiring any person as a result of the use of an independent employment agency (so long as the agency was not directed by such Party to solicit such person) or as the result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of the other party.

ARTICLE 18 - MODIFICATIONS. WAIVERS

18.1 This Agreement, including any and all exhibits, shall not be amended or modified, nor shall any waiver of any right hereunder be effective unless set forth in a document executed by duly authorized representatives of the Parties.

18.2 The failure to exercise any right under this Agreement shall not be deemed to be a waiver of such right, and shall not affect the right to enforce each and every right hereof.

18.3 The waiver of any breach of any term, provision, covenant or condition herein contained shall not be deemed to be a waiver of any (a) subsequent breach of such term, provision, covenant or condition or (b) other term, provision, covenant, or condition.

ARTICLE 19 - SEVERABILITY

If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the remaining provisions of this Agreement shall continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated, provided the effectiveness of the remaining portions of this Agreement will not defeat the overall intent of the Parties. In such a situation, the Parties agree, to the extent legal and possible, to incorporate a replacement provision to accomplish the originally intended effect

ARTICLE 20 - HEADINGS

The article headings contained in this Agreement are for convenience and reference only, and shall not, in any way, affect the interpretation of this Agreement.

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ARTICLE 21 - CONFLICTS OF INTEREST

Novocure and ITT each acknowledge and agree that a material term of this Agreement is that there is no constraint or limitation in its ability to meet its responsibilities under this Agreement, examples of such constraints or limitation, include, but are not limited to, contracts or agreements with third parties.

ARTICLE 22 - LIMITATION OF LIABILITY

22.1 Novocure’s sole remedy with respect to ITT’s delivery of Components that do not conform with the warranties set forth in Section 10.3 is to either to have ITT, in ITT’s sole discretion, (i) repair or replace such Component or (ii) refund the applicable Purchase Price paid to ITT for such Component, provided that ITT is notified in writing by Novocure within thirty (30) days after Novocure becomes aware of such breach of warranty.

22.2 EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 10.3, ITT MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, A WARRANTY OF MERCHANTABILITY, A WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, WHETHER EXPRESS OR IMPLIED, IN FACT OR BY LAW, AND ITT SHALL HAVE NO FURTHER OBLIGATION OR LIABILITY WITH RESPECT TO THE COMPONENTS. ITT HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE.

22.3 TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, AND SO LONG AS ITT SHALL NOT HAVE WILLFULLY BREACHED ITS OBLIGATIONS TO SUPPLY COMPONENTS HEREUNDER, IT IS UNDERSTOOD AND AGREED THAT ITT SHALL NOT BE LIABLE TO NOVOCURE FOR ANY INDIRECT, INCIDENTAL, RELIANCE OR SPECIAL, PUNITIVE, CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF USE, LOSS OF INCOME OR PROFIT, LOSS OF DAMAGE TO PROPERTY, CLAIMS OF THIRD PARTIES, OR OTHER LOSSES OF ANY KIND OR CHARACTER EVEN IF ITT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES, ARISING OUT OF OR IN CONNECTION WITH THE USE OF THE COMPONENT WHETHER IN CONTRACT, IN TORT, UNDER ANY WARRANTY, IN NEGLIGENCE OR OTHERWISE FOR ANY KIND OF CLAIM FOR LOSS, DAMAGE OR EXPENSE OF ANY KIND ARISING OUT OF OR RESULTING FROM THE USE OF THE COMPONENT. THIS IS A COMPREHENSIVE LIMITATION OF LIABILITY THAT APPLIES TO ALL LOSSES AND DAMAGES OF ANY KIND WHATSOEVER WHETHER THE ALLEGED LIABILITY IS BASED UPON CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER BASIS.

ARTICLE 23 - ENTIRE AGREEMENT

This Agreement, including the exhibits and attachments referenced herein, constitutes the entire understanding and agreement of and between the parties as of the date and relative to the subject matter hereof, and it supersedes and replaces any and all previous understandings, commitments or agreements, oral or written.

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ARTICLE 24 - COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which once so executed and delivered shall be deemed an original, but all of which shall constitute but one and the same Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, THE Parties have caused this Strategic Supplier Agreement to be executed in duplicate originals by each Party’s duly authorized representative effective as of the day and year last written below.

Novocure Limited

Signature:	/s/ Asaf Danziger
Name:	Asaf Danziger
Title:	Manager
Date:	July 21, 2011

Electronic Systems, ITT Corporation

Signature:	/s/ John Capuci
Name:	John Capuci
Title:	Vice President
Date:	July 21, 2011

Attachments:

Exhibit A – Specifications

Exhibit B – Pricing

Exhibit C – Maximum Commitment

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EXHIBIT A

SPECIFICATIONS

[To be provided and accepted by the parties

within two weeks following the Effective Date]

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EXHIBIT B

PRICING

Annual Quantity	Price per piece
Up to XXXX	$	XXXX
> XXXX	$	XXXX
> XXXX	$	XXXX
> XXXX	$	XXXX
> XXXX	$	XXXX
> XXXX	$	XXXX
> XXXX	$	XXXX
> XXXX	$	XXXX
> XXXX	$	XXXX
Over XXXX	$	XXXX

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EXHIBIT C

MAXIMUM COMMITMENT

Based on the Novocure Forecast of 10 Dec 2010:

From	To	Maximum Quarterly Commitment	Maximum Yearly Commitment
September 2011	Dec 2013	XXXX	XXXX
Jan 2014	Dec 2014	XXXX	XXXX
Jan 2015	And Beyond	XXXX	XXXX

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AMENDMENT NO. 1

to the

STRATEGIC SUPPLIER AGREEMENT

Dated July 21, 2011

(the “Agreement”)

between

Electronic Systems, an unincorporated subdivision of ITT Corporation

(“ITT”)

and

Novocure Limited

(“Novocure”)

(sometimes referred to as the “Parties” hereto)

WHEREAS, as of October 31, 2011, ITT Corporation transferred to Exelis Inc. (“Exelis”) all the assets of ITT Corporation’s Defense & Information Solutions business segment, including its Electronic Systems Division, by virtue of a Distribution Agreement, dated October 25, 2011, between ITT Corporation and Exelis;

WHEREAS, Exelis acquired all assets, and assumed all liabilities, of ITT Corporation’s Defense & Information Solutions business segment, including the Agreement and all rights, duties, and liabilities related thereto by virtue of the above transfer;

WHEREAS, pursuant to Article 12 (Assignment) of the Agreement, ITT and Novocure agreed that ITT is permitted to assign the Agreement to Exelis;

WHEREAS, through this Amendment No. 1, Novocure intends to assign the Agreement to Novocure GmbH (“Novocure GmbH”) as of October 1, 2013; and

WHEREAS, the Parties wish to amend the Agreement to effectuate the aforementioned corporate change and assignments.

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NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

(3)	As of October 31, 2011, the Agreement is assigned, with consent of Novocure, from ITT, including all divisions and subsidiaries thereof, to Exelis and ITT is relieved of liability for all obligations and liabilities under the Agreement. Exelis is solely responsible for all obligations and liabilities under the Agreement.

(4)	All Party designations, names, or other references identified as “ITT,” “ITT Corporation,” “ITT Electro-Ceramic Products,” or “Electronic Systems, an unincorporated subdivision of ITT Corporation,” set forth in the Agreement, including all exhibits thereto, are hereby deleted and replaced with, “Exelis Inc., Electronic Systems Division.”

(5)	All Notices required under Article 13 (Notices) of the Agreement shall be sent to Exelis at the following address:

Exelis Inc., Electronic Systems

77 River Road

Clifton, NJ 07014

ATTN: General Counsel

(6)	As of October 1, 2013, the Agreement is assigned, with consent of Exelis, from Novocure to Novocure GmbH. Novocure GmbH is solely responsible for all obligations and liabilities under the Agreement.

(7)	All Party designations, names, or other references identified as “Novocure Limited” set forth in the Agreement, including all exhibits thereto, are hereby deleted and replaced with, “Novocure GmbH.”

(8)	All Notices required under Article 13 (Notices) of the Agreement shall be sent to Novocure GmbH at the following address:

Novocure GmbH

Platz 6

6039 Root D4

Switzerland

ATTN: EU General Manager

(9)	All other terms and conditions of the Agreement not expressly deleted or changed by this Amendment shall remain in full force and effect.

(10)	This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which when so executed and delivered shall constitute one and the same documents.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment No. 1 below.

Novocure GmbH		Novocure Limited

By:	/s/ Wilco Groenhuysen	By:	/s/ Asaf Danziger
Name:	Wilco Groenhuysen	Name:	Asaf Danziger
Title:	Managing Officer	Title:	CEO
Date:	4/29/2014	Date:	4/29/2014

ITT Corporation		Exelis Inc., Electronic Systems Division

By:	/s/ George Dalton	By:	/s/ Richard Sorelle
Name:	George Dalton	Name:	Richard Sorelle
Title:	Deputy & Asst Secretary	Title:	President, Electronic Systems
Date:	3/31/14	Date:	4/7/14